                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               TOYS "R" US, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                               TOYS "R" US, INC.
                                 461 FROM ROAD
                            PARAMUS, NJ 07652-3524

MICHAEL GOLDSTEIN
CHIEF EXECUTIVE OFFICER

                                                                  April 19, 1996

Dear Stockholder:

  I am pleased to invite you to our Company's 1996 Annual Meeting of Stockholders on Wednesday, June 5, 1996, beginning at 10:00 AM. The meeting will be held at the Long Island Marriott Hotel, located at 101 James Doolittle Boulevard, Uniondale, New York.

  1996 marks a time of important changes for our Company. We are particularly excited to discuss our Babies "R" Us stores, our Concept 2000 stores, and our Toys "R" Us superstore. Immediately following the meeting, we will tour our first, newly opened, Babies "R" Us store in Westbury, Long Island, located approximately 5 minutes by car from the Long Island Marriott. I hope you will be able to attend the meeting and visit our Babies "R" Us store.

  Directions and a map to the Long Island Marriott Hotel are included on the back of this letter and can be easily detached from the proxy along the perforated line. Please bring this map with you to the meeting as it will serve as your admittance pass to the meeting. Additionally, in order to better accommodate you, we ask that you contact us at 1-800-236-0397 to advise us that you plan on attending the 1996 meeting.

  Thank you for your interest.

                                          Sincerely

                                          /s/ Michael Goldstein

                        [GRAPHIC OF MAP APPEARS HERE]





                 PLEASE PRESENT FOR ADMITTANCE INTO THE MEETING

                           [LOGO OF TOYS "R" US(R)]
                                 461 FROM ROAD
                           PARAMUS, NEW JERSEY 07652

                               ----------------

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                  JUNE 5, 1996

                               ----------------

To the Stockholders of
TOYS "R" US, INC.

  The Annual Meeting of Stockholders of Toys "R" Us, Inc. (the "Company") will be held at the Long Island Marriott Hotel, 101 James Doolittle Boulevard, Uniondale, New York 11553, on Wednesday, June 5, 1996 at 10:00 A.M., for the following purposes:

    1. to elect directors;

    2. to consider and act upon a proposal to approve the 1995 grant of options to each of Michael Goldstein and Robert C. Nakasone under a new stock option agreement and plan;

    3. to consider and act upon a proposal to amend the Company's Non-Employee Directors' Stock Option Plan; and

    4. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on April 15, 1996 will be entitled to vote at the meeting.

                                          Andre Weiss

                                          Secretary
April 19, 1996

  PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                PROXY STATEMENT

                               TOYS "R" US, INC.
                                 461 FROM ROAD
                           PARAMUS, NEW JERSEY 07652

                               ----------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 5, 1996

                               ----------------


                            SOLICITATION OF PROXIES

  The accompanying proxy is solicited by the Board of Directors of Toys "R" Us, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Long Island Marriott Hotel, 101 James Doolittle Boulevard, Uniondale, New York 11553, on Wednesday, June 5, 1996 at 10:00 A.M., or at any adjournment or adjournments thereof.

  A stockholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy that is properly signed and not revoked will be voted for the nominees for election as directors listed herein unless contrary instructions are given or the persons named in the proxy elect to exercise their discretionary authority to accumulate votes in favor of less than all nominees. As to the other matters to be presented at the meeting, all proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a proposal, they will be voted in accordance with such specification, and if no instructions are given, the persons named in the proxy intend to vote FOR approval of each of (i) the proposal to approve the grant of options to Messrs. Goldstein and Nakasone and
(ii) the proposal to amend the Company's Non-Employee Directors' Stock Option Plan (together, the "Proposals"). The Board of Directors knows of no other business to come before the meeting, but if other matters properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 19, 1996.

                               VOTING SECURITIES

  The Company had outstanding 273,469,926 shares of common stock ("Common Stock") at the close of business on April 15, 1996, which are the only securities of the Company entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote (except as stated below under "Election of Directors") on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on April 15, 1996 will be entitled to vote.

  With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Directors are elected by a plurality of the votes cast in the election. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal other than the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding such proposal. Pursuant to applicable law, abstentions will have the same effect as a negative vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors and the Proposals. Under applicable law, a broker non-vote will have no effect on the outcome of the election of directors or the Proposals.

  Proxies identifying individual stockholders are confidential except: (i) as necessary to determine compliance with law or assert or defend legal claims;
(ii) as necessary to allow the inspector of elections to certify the results of a vote; (iii) in the event that a stockholder expressly authorizes disclosure with respect to his or her vote; (iv) in certain circumstances in a contested proxy solicitation; or (v) in the event that a stockholder makes a written comment on a proxy card or an attachment to it. The Company retains an independent organization to tabulate stockholder votes and to certify voting results.

                             PRINCIPAL STOCKHOLDERS

  As of April 15, 1996, there were no persons, entities or groups known to the Company to be the beneficial owner of more than five percent of the Common Stock. This determination was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Securities and Exchange Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

                             ELECTION OF DIRECTORS

  In accordance with the recommendation of its Nominating Committee, the Board of Directors proposes for election at the Annual Meeting of Stockholders the 10 persons listed below to serve (subject to the Company's By-Laws) as directors of the Company until the next annual meeting and until the election and qualification of their successors. All such nominees with the exception of RoAnn Costin are current directors of the Corporation and, with the additional exception of Norman S. Matthews, were elected by the stockholders at the annual meeting held in 1995. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated) the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

  In electing directors, holders of Common Stock have cumulative voting rights; that is, each holder of record of Common Stock shall be entitled to as many votes as shall equal the number of shares owned of record multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among all or some of the directors to be voted for, as such holder sees fit. Unless contrary instructions are given, the persons named on the proxy will have discretionary authority to accumulate votes in the same manner.

  Certain information for each nominee for director is set forth below:

                                                                    COMMON STOCK
                                                                    BENEFICIALLY
                                                                    OWNED AS OF
                                                                     MARCH 12,        PERCENT
             PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.                     1996          OF CLASS
             --------------------------------------                 ------------      --------
Robert A. Bernhard..............................................        41,841(a)(b)      *
   Private real estate developer since prior to 1991; director of the Company since 1980; age 69 years.
RoAnn Costin....................................................           500            *
   President of Reservoir Capital Management, Inc., an invest-
   ment management firm, since April 1992; Senior Vice President of The Putnam Companies, a Boston investment group, since
   prior to 1991 to April 1992; Nominee for director of the Com-
   pany; age 43 years.
Michael Goldstein...............................................       681,375(c)         *
   Vice Chairman of the Board and Chief Executive Officer of the
   Company since February 1994 (also Chief Administrative Offi-
   cer of the Company since prior to 1991 to February 1994 and
   Chief Financial Officer since prior to 1991 to January 1993);
   director of the Company since 1989; age 54 years.
Milton S. Gould.................................................        33,554(b)         *
   Of Counsel to the New York City law firm of LeBoeuf, Lamb,
   Greene & MacRae since March 1994; Senior Partner of the New
   York City law firm of Shea & Gould since prior to 1991 to
   March 1994; director of the Company since 1978; age 86 years.
Shirley Strum Kenny.............................................         9,787(b)(d)      *
   President of The State University of New York at Stony Brook
   since September 1994; President of Queens College of The City
   University of New York since prior to 1991 to August 1994;
   director of the Company since 1990; director of Computer As-
   sociates International, Inc.; age 61 years.
Charles Lazarus.................................................     1,411,491(e)         *
   Chairman of the Board since prior to 1991; Chief Executive
   Officer of the Company since prior to 1991 to February 1994;
   director of the Company since 1969; director of Automatic
   Data Processing, Inc. and Loral Corporation; age 72 years.
Norman S. Matthews..............................................           -0-            *
   Independent retail consultant since prior to 1991; President of Federated Department Stores, Inc. from 1987 to 1988 and
   Vice Chairman of the Board of Federated Department Stores,
   Inc. from 1983 to 1988; director of the Company since Decem-
   ber 1995; director of Lechters Inc., Loehman's Inc., Finlay
   Fine Jewelry Corporation, Progressive Corp. and Eye Care Cen-
   ters of America, Inc.; age 63 years.
Howard W. Moore.................................................     98,000(f)            *
   President of Howard Moore Associates, business consultants, since prior to 1991; director of the Company since 1984; age
   65 years.

                                                                  COMMON STOCK
                                                                  BENEFICIALLY
                                                                  OWNED AS OF
                                                                   MARCH 12,   PERCENT
             PRINCIPAL OCCUPATION, EMPLOYMENT, ETC.                   1996     OF CLASS
             --------------------------------------               ------------ --------
Robert C. Nakasone..............................................   724,155(g)      *
   President and Chief Operating Officer since February 1994;
   Vice Chairman of the Board and President of Worldwide Toy
   Stores of the Company since prior to 1991 to February 1994;
   director of the Company since 1989; director of Staples,
   Inc.; age 48 years.
Harold M. Wit...................................................    14,727(b)      *
   Managing Director, Director and a member of the Executive
   Committee of Allen & Company Incorporated, investment bank-
   ers, since prior to 1991; director of the Company since 1978;
   age 67 years.

- --------
(a) Includes 5,422 shares owned by a profit sharing plan of which Mr. Bernhard is the sole beneficiary. Also includes 28,919 shares beneficially owned by his wife, as to which shares Mr. Bernhard disclaims beneficial ownership.
(b) Includes 7,000 shares with respect to which such person has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(c) Includes 582,804 shares with respect to which Mr. Goldstein has the right to acquire beneficial ownership upon exercise of currently exercisable options. Also includes 65,313 shares beneficially owned and required to be held for a minimum of two years from the date on which such shares were deposited in a trust established by the Company (the "Grantor Trust"); Mr. Goldstein does not have voting power with respect to the shares held in the Grantor Trust. The percentage of Mr. Goldstein's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.
(d) Includes 1,000 shares beneficially owned by a trust of which Ms. Kenny is co-trustee, as to which shares Ms. Kenny disclaims beneficial ownership, and the percentage is calculated on the basis that such shares are deemed outstanding.
(e) Includes 1,125,000 shares with respect to which Mr. Lazarus has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(f) Includes 67,000 shares with respect to which Mr. Moore has the right to acquire beneficial ownership upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.
(g) Includes 531,324 shares with respect to which Mr. Nakasone has the right to acquire beneficial ownership upon exercise of currently exercisable options. Also includes 124,548 shares beneficially owned and required to be held for a minimum of two years from the date on which such shares were deposited in the Grantor Trust; Mr. Nakasone does not have voting power with respect to the shares held in the Grantor Trust. Additionally, includes 2,925 shares beneficially owned by his minor children as to which shares Mr. Nakasone disclaims beneficial ownership. The percentage of Mr. Nakasone's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.

- --------
* Less than 1% of the outstanding Common Stock.

  The address of each person named in the table above is c/o Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652.

  As of March 12, 1996, all present executive officers and directors of the Company as a group (17 persons) owned beneficially 3,935,726 shares of Common Stock (including 3,462,402 shares with respect to which such persons had the right to acquire beneficial ownership as of such date and shares beneficially owned by the family members of certain executive officers and directors as to which shares such executive officers and directors disclaim beneficial ownership), which constituted approximately 1.44% of the shares deemed outstanding on that date. Except for shares beneficially owned by such family members and shares deposited in the Grantor Trust, such executive officers and directors have sole voting power and sole investment power with respect to such shares. In addition, as of March 12, 1996, Named Officers (as hereinafter defined) not identified in the table above, Roger V. Goddu, President--U.S. Toy Store Merchandising Division, owned beneficially 303,823 shares of Common Stock (including 301,550 shares with respect to which Mr. Goddu had the right to acquire beneficial ownership as of such date and 2,273 shares beneficially owned by certain family members of Mr. Goddu, as to which Mr. Goddu disclaims beneficial ownership); Richard L. Markee, President of Kids "R" Us and Babies "R" Us Divisions, owned beneficially 170,358 shares of Common Stock (including 170,300 shares with respect to which Mr. Markee had the right to acquire beneficial ownership as of such date); and Gregory R. Staley, President of Toys "R" Us International Division, owned beneficially 137,944 shares of Common Stock (including 137,300 shares with respect to which Mr. Staley had the right to acquire beneficial ownership as of such date) (each less than 1% of the shares deemed outstanding on such date).

  The Board of Directors held six meetings during the Company's last fiscal year. The Board of Directors has an Executive Committee, a Nominating Committee, an Audit Committee, a Management Compensation and Stock Option Committee (the "Compensation Committee"), and an Operating Committee.

  The Executive Committee currently has as its members Michael Goldstein, Milton S. Gould, Charles Lazarus, Robert C. Nakasone and Harold M. Wit. The Executive Committee of the Board of Directors has and may exercise all the powers and authority of the full Board of Directors, subject to certain exceptions. The Executive Committee took action once by unanimous written consent during the Company's last fiscal year.

  The Nominating Committee currently has as its members three directors who are not officers or employees of the Company: Robert A. Bernhard, Shirley Strum Kenny and Harold M. Wit (Chairperson). The Nominating Committee recommends to the Board of Directors the individuals to be nominated for election as directors at the annual meeting of stockholders and has the authority to recommend the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board of Directors. The Nominating Committee considers nominations made in accordance with the procedure in the following paragraph. The Nominating Committee held one meeting during the Company's last fiscal year.

  The Company's By-Laws provide that nominations for the election of directors may be made by any stockholder in writing, delivered or mailed by first class mail to the Secretary of the Company, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, not less than 14 days nor more than 50 days prior to the meeting, except that if less than 21 days' notice of the meeting is given, such written notice shall be delivered or mailed not later than the close of the tenth day following the day on which notice of the meeting was mailed. Each notice shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominee, and (iii) the number of shares of stock of the Company which is beneficially owned by each such nominee. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination shall be disregarded.

  The Audit Committee currently has as its members three directors who are not officers or employees of the Company: Shirley Strum Kenny, Norman M. Schneider and Harold M. Wit (Chairperson). The Audit Committee held two meetings during the Company's last fiscal year. The Audit Committee (i) reviews the procedures employed in connection with the internal auditing program and accounting procedures, (ii) consults with the independent auditors, (iii) reviews the reports submitted by such independent auditors and (iv) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

  The Compensation Committee currently has as its members four directors who are not current or former officers or employees of the Company: Robert A. Bernhard, Milton S. Gould, Norman S. Matthews and Norman M. Schneider. The Compensation Committee held four meetings and took action twelve times by unanimous written consent during the Company's last fiscal year. The Compensation Committee reviews management compensation standards and practices and functions as the independent committee under certain of the Company's compensation plans. (See "Report of the Compensation Committee on Executive Compensation.")

  The Operating Committee consists of three directors and has as its members Charles Lazarus, Michael Goldstein and Robert C. Nakasone. The Operating Committee is authorized to incur indebtedness on behalf of the Company within limits established by the full Board. The Operating Committee took action three times by unanimous written consent during the Company's last fiscal year.

  As a consequence of the proposed changes to the Board of Directors of the Company since the 1995 Annual Meeting of Stockholders, the Company anticipates that the composition of the committees of the Board of Directors, to become effective as of the meeting of the Board of Directors scheduled for June 5, 1996, immediately after the 1996 Annual Meeting of Stockholders, will be as follows: The Executive Committee: Charles Lazarus (Chairperson), Michael Goldstein, Norman S. Matthews, Robert C. Nakasone and Harold M. Wit; the Nominating Committee: Shirley Strum Kenny (Chairperson), RoAnn Costin and Robert A. Bernhard; the Audit Committee: Harold M. Wit (Chairperson), RoAnn Costin and Shirley Strum Kenny; and the Compensation Committee: Robert A. Bernhard (Chairperson), Milton S. Gould and Norman S. Matthews.

COMPENSATION OF DIRECTORS

  Directors who are not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") each receive $20,000 per annum for service on the Board and an additional $1,000 for attending any meetings of the Board and any committee meetings held on a date other than the date of Board meetings. Directors who are also officers or employees of the Company receive no additional compensation for services as a director, committee participation or special assignments.

  In addition, effective November 1, 1995, each Non-Employee Director was granted options to purchase 1,000 shares of Common Stock under the Company's Non-Employee Directors' Stock Option Plan (the "Director's Plan"). Subject to certain conditions, one-fifth of such options become exercisable on a cumulative basis on each anniversary of the date of grant at an exercise price of $22.06 per share, the market value of Common Stock on the date of grant. Options expire ten years after the date of grant. If the proposed amendment to the Director's Plan is approved by the stockholders, (i) Norman S. Matthews, who was elected to the Board of Directors on December 6, 1995, will receive an option to purchase 10,000 shares of Common Stock with an exercise price of $23.44 per share, the market value of Common Stock on December 6, 1995; (ii) RoAnn Costin, if duly elected to the Board of Directors at the 1996 Annual Meeting of Stockholders, will receive on June 5, 1996, an option to purchase 10,000 shares of Common Stock with an exercise price equal to the fair market value of the Common Stock on such date; and (iii) effective November 1, 1996, each Non-Employee Director will be granted an option to purchase 2,500 shares of Common Stock (instead of options to purchase 1,000 shares of Common Stock currently granted annually), with an exercise price equal to the fair market value of the Common Stock on such date. See "Proposal to Amend the Company's Non-Employee Directors' Stock Option Plan."

  Effective January 31, 1994, Charles Lazarus terminated his employment as Chief Executive Officer of the Company and, pursuant to his employment agreement, exercised his right to become a consultant to the Company for a five-year period. As a consultant, Mr. Lazarus is obligated to render such consulting services as may be requested by the Board of Directors at such times as may be mutually convenient for the Company and Mr. Lazarus. Mr. Lazarus is entitled to receive as compensation during the five-year consulting period the following amounts: for the first year an amount equal to his total compensation (base salary and incentive compensation) received for the full fiscal year prior to his becoming a consultant (for the fiscal year ended January 29, 1994) and for the second through fifth years, 90%, 80%, 70% and 60% of such amount, respectively. Therefore, for the fiscal year ended February 3, 1996, Mr. Lazarus received $7,076,277 in consulting fees. The employment agreement also provides that Mr. Lazarus is entitled to receive a payment of $200,000 a year for five years commencing at the termination of his consulting period and is obligated to refrain from competing either directly or indirectly with any business carried on by the Company during the term of his consulting period and for three years thereafter.

EXECUTIVE COMPENSATION

  The following table sets forth, for the Company's last three fiscal years, the annual and long-term compensation of those persons who were, at February 3, 1996, (i) the chief executive officer, and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                     ANNUAL          COMPENSATION
                                                  COMPENSATION          AWARDS
                                               ------------------    ------------
   NAME AND PRINCIPAL                 FISCAL                            STOCK          ALL OTHER
        POSITION                    YEAR ENDED SALARY($) BONUS($)     OPTIONS(#)   COMPENSATION($)(1)
   ------------------               ---------- --------- --------    ------------  ------------------
Michael Goldstein............         2/3/96    800,000  135,375(2)    303,430(3)       299,711
  Vice Chairman of the Board         1/28/95    800,000  402,700         -0-             16,500
  and Chief Executive Officer        1/29/94    175,000  772,753       425,000           25,942

Robert C. Nakasone...........         2/3/96    800,000  135,375(2)    332,901(3)       303,932
  President and Chief                1/28/95    800,000  402,700         -0-             16,500
  Operating Officer                  1/29/94    210,000  772,753       425,000           25,942

Roger V. Goddu...............         2/3/96    435,577   57,000(2)    197,800          118,214
  President of U.S. Toy Store        1/28/95    375,000  141,574        30,000           16,500
  Merchandising Division             1/29/94    200,000  257,584       190,000           25,942

Richard L. Markee............         2/3/96    366,154   49,875(2)    147,800          103,036
  President of Kids "R"              1/28/95    350,000  166,420        30,000           16,500
  Us and Babies "R" Us               1/29/94    275,000  157,885        72,500           25,942
  Divisions

Gregory R. Staley(4).........         2/3/96    306,539   49,875(2)     99,800           64,355
  President of Toys "R"
  Us International Division

- --------
(1) "All Other Compensation" represents the Company's contributions to the "TRU" Partnership Employees' Savings and Profit Sharing Plan (the "Profit Sharing Plan") and, as to fiscal year ended February 3, 1996, to its Supplemental Executive Retirement Plan (the "SERP") for the accounts of the Named Officers. See "Report of the Compensation Committee on Executive Compensation."

(2) Amounts relate to long-term performance unit awards. See "Report of the Compensation Committee on Executive Compensation."

(3) See footnotes 1 and 2 of "Option Grants in Last Fiscal Year" table on page
    8.

(4) Prior to August 28, 1995, Mr. Staley was not an executive officer of the Company.

  The following table sets forth information concerning grants of stock options to the Named Officers for the Company's fiscal year ended February 3, 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  GRANT DATE
                                           INDIVIDUAL GRANTS                        VALUE
                         ------------------------------------------------------- ------------
                          SHARES OF
                         COMMON STOCK    % OF TOTAL
                          UNDERLYING   OPTIONS GRANTED    EXERCISE                GRANT DATE
                           OPTIONS     TO EMPLOYEES IN     PRICE      EXPIRATION   PRESENT
                          GRANTED(#)   FISCAL YEAR(4)  (PER SHARE)($)    DATE    VALUE ($)(5)
                         ------------  --------------- -------------- ---------- ------------
Michael Goldstein.......   270,000(1)       1.94           25.44      5/17/2005   2,361,591
                            33,430(2)        .24           28.13      2/02/1998     223,041

Robert C. Nakasone......   270,000(1)       1.94           25.44      5/17/2005   2,361,591
                            62,901(2)        .45           28.13      2/02/1998     419,668

Robert V. Goddu.........   197,800(3)       1.42           25.44      5/17/2005   1,730,084

Richard L. Markee.......   147,800(3)       1.06           25.44      5/17/2005   1,292,752

Gregory R. Staley.......    55,800(3)        .40           25.44      2/17/2004     488,062
                            19,000(3)        .14           25.44      5/17/2005     166,186
                            25,000(3)        .18           24.94      5/30/2005     214,368

- --------
(1) Option grant subject to stockholder approval. See "Proposal to Approve the 1995 Grant of Options to Each of Michael Goldstein and Robert C. Nakasone." Upon exercise of the options, the number of shares having a value equal to the aggregate fair market value over the exercise price of the options is generally subject to forfeiture if the grantee does not remain with the Company until the fifth anniversary from the date the options were granted.

(2) Restoration options received pursuant to the Toys "R" Us, Inc. 1994 Stock Option and Performance Incentive Plan, as amended (the "1994 Plan"). See "Report of the Compensation Committee on Executive Compensation."

(3) Non-qualified stock options granted May 1995 under the 1994 Plan. Such options became exercisable six months after the date of grant. Upon exercise of the options, the number of shares having a value equal to the aggregate fair market value over the exercise price of the options is generally subject to forfeiture if the grantee does not remain with the Company until the fifth anniversary from the date the options were granted. See "Report of the Compensation Committee on Executive Compensation."

(4) Based on a total of 13,909,565 options granted to 31,811 employees of the Company.

(5) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value original 1995 options at date of grant include the stock's expected volatility rate (27%), risk-free rate of return (6.7%), current dividend yield (0%), projected time of exercise (7 years) and projected risk of forfeiture rate for vesting period (5% per annum). Restoration option values are calculated using the same model and factors as original options, except that the projected date of exercise is the remaining term of the prior option (2.6 years) and the stock's expected volatility rate (28%) and risk-free rate of return (5.7%) are calculated at date of grant of the restoration option.

  The following table sets forth information concerning the exercise of options by the Named Officers and the value of unexercised options of the Named Officers for the Company's fiscal year ended February 3, 1996:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                       SHARES OF
                                                     COMMON STOCK    VALUE OF
                                          VALUE       UNDERLYING    UNEXERCISED
                          SHARES OF   REALIZED ($)    UNEXERCISED  IN-THE-MONEY
                            COMMON    (MARKET PRICE   OPTIONS AT    OPTIONS AT
                            STOCK      AT EXERCISE    FY-END (#)    FY-END ($)
                         ACQUIRED ON  LESS EXERCISE  EXERCISABLE/  EXERCISABLE/
NAME                     EXERCISE (#)    PRICE)      UNEXERCISABLE UNEXERCISABLE
- ----                     ------------ -------------  ------------- -------------
Michael Goldstein.......    64,197        878,215(1)    681,733      4,260,491
                                                        545,000(2)           0
Robert C. Nakasone......   120,792      1,652,435(1)    722,211      4,354,601
                                                        545,000(2)           0
Roger V. Goddu..........        --             --       301,550(3)     383,063
                                                        250,000              0
Richard L. Markee.......        --             --       170,300(3)      17,400
                                                        117,500              0
Gregory R. Staley.......        --             --       137,300(3)     106,425
                                                          7,500              0

- --------

(1) The amounts set forth under "Value Realized" for Messrs. Goldstein and Nakasone are in the form of shares of the Company's Common Stock which are being held in trust by the Company for two years from date of exercise. Such shares were acquired under the provisions of the restoration option feature of the 1994 Plan, which encourages continuing employee ownership of the Company's Common Stock.

(2) Included in the totals for "Unexercised Options--Unexercisable" for Messrs. Goldstein and Nakasone are 270,000 options, subject to stockholder approval at the 1996 Annual Meeting of Stockholders. See "Proposal to Approve the 1995 Grant of Options to Each of Michael Goldstein and Robert C. Nakasone." Once approved, the options become exercisable, and upon exercise, the shares acquired having a value equal to the aggregate fair market value over the exercise price of the options are generally subject to forfeiture if the grantee does not remain with the Company until the fifth anniversary from the date such options were granted.

(3) Included in the totals for "Unexercised Options--Exercisable" are 197,800, 147,800, and 99,800 options for Messrs. Goddu, Markee, and Staley, respectively. Such options, although exercisable, provide that the shares acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture if the grantee does not remain with the Company until the fifth anniversary from the date such options were granted.

REPORT OF THE MANAGEMENT COMPENSATION AND STOCK OPTION COMMITTEE
 ON EXECUTIVE COMPENSATION

                            OVERVIEW AND PHILOSOPHY

  The Compensation Committee is composed entirely of independent outside directors, none of whom is currently or was formerly an executive officer or employee of the Company. The Board of Directors has delegated to the Committee the authority to review and consider the Company's management compensation standards and practices and to recommend to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and the other executive officers of the Company. The Committee's responsibilities include administering the Company's stock option plans and agreements and approving all grants to be made in connection therewith, and administering, setting performance goals and approving awards under the Toys "R" Us, Inc. Management Incentive Compensation Plan (the "Incentive Plan").

  The Company's executive compensation program is based on its pay for performance policy and has been designed to:

  . attract high-caliber talent at both the entry and mid-career levels to meet the organization's executive resource needs;

  . attract and retain top-performing executives at the corporate level and in each of the divisions;

  . provide compensation opportunities that are fair and competitive with those offered by comparable organizations;

  . motivate and reward executives based on corporate, division and/or individual annual and long-term business performance, strategic progress and the creation of stockholder value; and

  . reinforce the mutuality of interest with the Company's stockholders by linking a major portion of total compensation to the financial results of the Company or relevant division and the market value of the Common Stock.

  In accordance with the responsibilities delegated by, and subject to the oversight of the Board of Directors, at the beginning of the year, the Compensation Committee reviews the Company's near and long-term strategies and objectives with the Chief Executive Officer. These form the basis for adopting or modifying division and corporate annual operating income and net income plan goals recommended by the Chief Executive Officer. Based on this review, the Compensation Committee establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Compensation Committee considers, among other matters, marketplace pay levels and practices, as well as the Company's need to continue to attract, retain and motivate employees. Such compensation structure is discussed with the Board of Directors, which is asked to ratify base salary amounts for officer level employees, including the Company's executive officers.

  At year-end, the Compensation Committee, in consultation with the Chief Executive Officer, assesses results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value. No particular weightings are assigned by the Compensation Committee to any such factors. Based on this assessment, the Committee reviews and considers the Chief Executive Officer's year-end compensation proposals.

  In 1995, the Compensation Committee was assisted in its review and evaluation by Pearl Meyer & Partners, Inc. ("Pearl Meyer"), executive compensation consultants retained by the Compensation Committee to serve as outside experts in the discharge of its responsibilities. Pearl Meyer provided advice to the Compensation Committee with respect to the reasonableness, fairness and competitiveness of compensation awarded to executive officers of the Company, including the Chief Executive Officer. In so doing, Pearl Meyer reviewed with the Compensation Committee survey data regarding compensation levels and practices by a peer group of comparable companies, including (i) the companies in the Standard & Poors Specialty Retail Index appearing in the Common Stock Performance Graph contained herein that Pearl Meyer considered relevant for these purposes and (ii) other organizations regarded by Pearl Meyer as the marketplace for critical management talent at the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

  Total compensation for target performance under the Company's compensation program for executive officers for 1995 was generally positioned at the 50th to the 75th percentile of the peer group, depending upon the individuals level, position, responsibilities and the degree of difficulty and challenge associated with 1995's performance objectives. The Compensation Committee has balanced the program with a high proportion of compensation based on variable performance incentives so that actual annual and long-term compensation levels will vary from year to year below and above those of the peer group directly with results achieved by the Company and the individual.

  The Company's 1995 compensation program for executive officers, including the Chief Executive Officer, was comprised of base salary, annual cash incentive, and long-term incentive compensation in the form of stock options and performance unit awards. Over two-thirds of the targeted regular total compensation of the Chief Executive Officer and all other executive officers of the Company for 1995 was based upon achieving performance targets relating to annual and long-term business goals and the market price of the Common Stock.

  BASE SALARIES. Salaries are established in consideration of the Company's overall financial performance as well as the competitive marketplace (as discussed above) at the appropriate level relative to the position, responsibilities and performance of each executive officer. The Compensation Committee is aware that the responsibilities and contributions of certain of the Company's executive officers transcend those generally associated with similar positions in the peer group. The base salaries of the Chief Executive and Chief Operating Officers were not increased in 1995.

  ANNUAL CASH INCENTIVES. Executive officers, including the Chief Executive Officer, participate in the Incentive Plan under which annual cash incentives are awarded based entirely on achievement relative to targeted performance goals for the year. For 1995, the performance goal was based upon corporate consolidated pre-tax earnings for all executive officers, and division or combined division and corporate pre-tax earnings for certain executive officers who also have divisional responsibilities. Because the threshold earnings goals set by the Compensation Committee were not achieved for 1995, no bonuses were awarded under the foregoing program for 1995 to any executive officer of the Company, including the Chief Executive Officer.

  STOCK OPTION AND PERFORMANCE UNIT AWARDS AND OTHER MATTERS. During 1995, the Compensation Committee grew increasingly concerned regarding the Company's ability to attract and motivate qualified executive officers and other key employees and about the risk of losing such critical talent in a period of increasing competition, depressed market prices for the Company's Common Stock and difficult business conditions. Accordingly, the Compensation Committee commissioned Pearl Meyer to prepare a special in-depth study of the Company's long-term compensation plans and practices. The study indicated that the Company's overall and long-term compensation had fallen significantly below those of other retailers. Accordingly, the Compensation Committee took certain actions, as described below, in order to retain and motivate its executive officers and other key employees to achieve the Company's long-term performance goals.

  Stock Options. Stock options have long been a cornerstone of the Company's program for executive officer and employee compensation. Through this incentive to create stockholder value and become an owner of Toys "R" Us Common Stock, the Compensation Committee created and strengthened the mutuality of interest over the years between the Company's employees and stockholders in the Company's growth in real value over the long-term.

  As a result of the Pearl Meyer special study, the Compensation Committee made supplementary grants of nonqualified stock options in 1995 to executive officers, including the Chief Executive Officer, and other key employees which the Compensation Committee believed would serve to reinforce the Company's ability to retain and motivate its highly qualified management team. Such stock options have an exercise price of $25.44 per share, the market price of the Company's Common Stock on the date of grant, and became exercisable six months after the date of grant. The shares received upon exercise of such options having an aggregate market value in excess of the aggregate exercise price of the options so exercised are generally subject to forfeiture if the optionee does not remain with the Company until the fifth anniversary from the date of option grant.

  In order to promote increased executive share ownership by encouraging the early exercise of options and retention of shares, the Compensation Committee amended the 1994 Plan to provide for the grant of non-qualified stock options upon the exercise of options. Under this feature, if an executive uses shares of Common Stock already owned to pay for the exercise price of a stock option and/or the related withholding taxes, the executive will receive a new option (a "Restoration Option") for an equal number of shares of Common Stock at the then current market price. A Restoration Option grant does not dilute stockholders' holdings of Company shares since the number of shares of Common Stock and options held by an executive prior to exercise is not increased. A Restoration Option becomes fully exercisable six months after the date of grant and is subject to the same forfeiture provisions as the original options. The term of a Restoration Option is the remaining life of the original option at the time the original option is exercised. The Compensation Committee has reserved the authority to impose certain penalties on an executive who exercises an original option, receives a Restoration Option and sells shares representing the profits realized upon exercise of the original option within two years following such exercise.

  Performance Unit Awards. To enable the Company to offer its executive officers and other key employees long-term incentive opportunities on a performance basis which are competitive with those provided by its peer companies, the Compensation Committee established a long-term performance program that will be phased in over a three-year period by granting units under the Incentive Plan to those whose decisions and performance are critical to the future success of the Company. Each unit awarded annually represents the right to receive a payment in cash and/or stock (at the discretion of the Compensation Committee) based upon the attainment of earnings per share levels exceeding an earnings per share hurdle established by the Compensation Committee for the designated performance period. During the first year of this long-term incentive plan, the awards were measured on one year results. Therefore, such amounts are shown under "Annual Compensation--Bonus" in the Summary Compensation Table. For 1995, the Compensation Committee, as part of its year-end review, determined that the results achieved would be computed before giving effect to the Company's year-end restructuring charge of $270 million. The Compensation Committee also amended the Incentive Plan to permit awards to be deferred or paid in the form of Common Stock, provided such awards remain deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

  Performance unit awards by the Compensation Committee are made within a guideline which takes into account competitive practices and the position's responsibilities, current performance and future potential of each individual executive officer, including the Chief Executive Officer.

  Deferred Plan. The Compensation Committee also established a deferred compensation plan for certain management employees in order to encourage long-term ownership of Common Stock and to provide a method for capital accumulation by such management employees. Unvested shares acquired upon exercise of stock options are required to be held until the forfeiture period with respect to such shares expires. Such shares are held in a grantor trust established by the Company for the purpose of holding assets deferred under the deferred compensation plan. The deferred compensation plan also permits management employees to defer receipt of their salary, awards under the Incentive Plan and other compensation.

  SERP. Since 1986, the benefits to management employees under the Company's qualified retirement plan have been reduced as a result of restrictions imposed by the Code. The Compensation Committee established the SERP to restore those benefits lost during the three most recent years and to restore benefits to such employees to a level that they would have received under the "TRU" Partnership Employees' Savings and Profit Sharing Plan in the absence of the tax law changes limiting the amount of contributions that may be made under a qualified retirement plan.

  TAX CONSIDERATIONS. The Compensation Committee intends that all compensation paid to executive officers, to the extent possible, will qualify for deductibility under Section 162(m) of the Code, which limits, in certain circumstances, the deductibility of compensation in excess of $1 million paid to certain executive officers.

                  COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

  The Chief Executive Officer participates in the Company's executive compensation plans on the same basis as all other executive officers and key employees. In determining the Chief Executive Officer's compensation opportunities and performance goals, the Compensation Committee conducts the same type of competitive review and analysis as it does for other executive officers. For 1995, the Compensation Committee established the Chief Executive Officer's total compensation (base salary, annual incentive and performance units plus regular stock options) for target performance between the 50th and the 75th percentiles for chief executive officers of the peer group companies based upon the advice of Pearl Meyer. However, due to corporate pre-tax earnings below the threshold level, no annual incentive was awarded to the Chief Executive Officer; however, a performance unit award was made as indicated above.

  Both the Chief Executive Officer and the Chief Operating Officer participated in the 1995 stock option grants discussed above, which in the case of these two senior executive officers is subject to ratification by stockholders at the 1996 Annual Meeting of Stockholders. See "Proposal to Approve the 1995 Grant of Options to Each of Michael Goldstein and Robert C. Nakasone."

                                          Robert A. Bernhard
                                          Milton S. Gould
                                          Norman M. Schneider

                                          Members of the Management
                                          Compensation and Stock
                                          Option Committee during 1995

FIVE-YEAR STOCKHOLDER RETURN COMPARISON

  Set forth below is a line-graph presentation comparing the cumulative stockholder return on the Company's Common Stock, on an indexed basis, against the cumulative total returns of the S&P Composite-500 Stock Index and the S&P Specialty Retail Index for the period of the Company's last five fiscal years (January 31, 1991 = 100):

      COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON TOYS "R" US, INC.
        COMMON STOCK, S&P COMPOSITE-500 AND S&P SPECIALTY RETAIL INDICES

               TOTAL SHAREHOLDER RETURNS - DIVIDENDS REINVESTED
               ------------------------------------------------

                                     Annual Return Percentage
                                           Years Ending
Company/Index                 Jan92   Jan93   Jan94   Jan95   Jan96
===================================================================
Toys R Us, Inc.               20.09   17.11   -5.19  -19.86  -24.79
S&P 500 Index                 22.69   10.58   12.88    0.53   38.56
Retail (Specialty)            35.07   31.48   -2.25   -0.61   -6.77


                                         Indexed Returns
                                           Years Ending
Company/Index                 Jan91   Jan92   Jan93   Jan94   Jan95   Jan96
===========================================================================
Toys R Us, Inc.                100   120.09  140.64  133.33  106.85   80.37
S&P 500 Index                  100   122.69  135.67  153.14  153.96  213.33
Retail (Specialty)             100   135.07  177.58  173.59  172.53  160.86


CERTAIN TRANSACTIONS

  In connection with the annual solicitation of proxies (as required by law) and to receive updated lists of stockholders, the Company reimburses all brokers or other persons holding stock in their names or in the names of their nominees for expenses incurred in forwarding proxies and proxy material to the beneficial owners of such stock. In the past fiscal year, approximately $266,500 was so reimbursed to Automatic Data Processing, Inc., of which Charles Lazarus, Chairman of the Board of Directors of the Company, is a director. Such reimbursements are not material to the Company. In the ordinary course of business, the Company purchases merchandise from Colgate-Palmolive Company and its competitors. Reuben Mark, a director of the Company, is Chairman and Chief Executive Officer of Colgate-Palmolive Company. Such purchases are all on bases comparable to transactions with other vendors and are not material to the Company. Mr. Mark is not included in the slate of nominees to be a director of the Company for the following year.

  An Australian subsidiary of the Company is leasing a distribution center and office space in Australia from an Australian subsidiary of Colgate-Palmolive Company. The lease term is eight years (of which five years are remaining). The lease payments were the Australian dollar equivalent of approximately US$1,161,000 in the Company's fiscal year ended February 3, 1996 and are expected to increase over the term to a maximum of approximately US$1,376,000 per fiscal year, subject to market adjustments. The terms of the lease are at fair market value and are not material to the Company.

COMPLIANCE WITH SECTION 16(A)

  The Company believes that all persons who were subject to Section 16(a) of the Securities Exchange Act, as amended, for the past fiscal year complied with the filing requirements thereof. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its ten percent holders (if any) and copies of the reports that they have filed with the Securities and Exchange Commission.

                 PROPOSAL TO APPROVE THE 1995 GRANT OF OPTIONS
              TO EACH OF MICHAEL GOLDSTEIN AND ROBERT C. NAKASONE

GENERAL

  The following description of the proposed Stock Option Agreement and Plan (the "Option Agreement") is a summary and is qualified in its entirety by reference to the Option Agreement, which is attached hereto as Exhibit A.

  On May 17, 1995, the Committee approved the Option Agreement and granted options (the "Options") to purchase 270,000 shares of Common Stock to each of Michael Goldstein and Robert C. Nakasone, subject to stockholder approval at the 1996 Annual Meeting. The Options become exercisable upon such approval and contain an exercise price of $25.44 per share, the average market price on the date of the grant. The Options expire on May 16, 2005. The Options provide that upon exercise prior to May 17, 2000, the number of shares having a value equal to the aggregate market price on the date of exercise in excess of the aggregate purchase price paid to exercise the Option (the "Profit Shares") shall be deposited in a grantor trust established by the Company and the balance, if any, of the shares (the "Purchase Shares") will be delivered to the holder of those Options.

  The Profit Shares, together with any property attributable thereto (including, without limitation, dividends and distributions thereon), will be delivered to the executive or his beneficiary on the earlier of: (a) May 17, 2000 if the executive has been continuously employed by the Company through such date; (b) the executive's termination of employment with the Company by reason of death, "disability", or "retirement"; (c) a merger or consolidation of the Company with another corporation, or an acquisition of the property or stock of the Company by another corporation, or a separation, reorganization or liquidation of the Company, in each case only if so determined by a majority of the members of the Board of Directors who have served on the Board of Directors for at least two years prior to such event; or (d) a determination by the Compensation Committee, in its sole discretion, to make delivery on an earlier date, subject, under certain circumstances, to elections the executive may have made to further defer the receipt of the Profit Shares. If the Option is exercised prior to May 17, 2000 and the executive's employment with the Company is terminated prior to May 17, 2000 for any reason not described in the preceding clause (b), (c), or (d), the Profit Shares, together with any property attributable thereto, will be returned to the Company and forfeited by the executive without any delivery or payment made to the executive.

  For purposes of the Option Agreement, "disability" means a termination of employment because of a long-term or total disability, as determined by the Committee, and "retirement" means a termination of employment by an employee
(i) who is at least 60 years of age and has at least 15 years of service with the Company, or (ii) with the written consent of the Committee. The Option Agreements permit the exercise price of the Options to be paid (i) in cash,
(ii) by delivery of Common Stock valued at market price on the date of exercise, or (iii) by a combination of cash and Common Stock. The Option Agreements also provide that Mr. Goldstein or Mr. Nakasone, as the case may be, shall be entitled to the grant of Restoration Options (see "Report of the Compensation Committee on Executive Compensation") if the exercise price, or any withholding taxes incurred in connection with the exercise of the Options, is paid with shares of Common Stock; provided, among other things, that the market price of the Common Stock is at least 133% of the exercise price of the Options on the date of exercise. The Board of Directors granted these Options in consideration for each person's outstanding contributions to the Company, to provide additional motivation for the future and, in part, to induce each of them to remain with the Company.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Under current Federal income tax law, the tax consequences of the exercise of Options depends on whether Messrs. Goldstein and Nakasone exercise the Options using Common Stock or cash. The Company anticipates that the Options will be exercised using Common Stock because (i) tax on the Profit Shares would be accelerated if cash is used to exercise the Options and (ii) Restoration Options may be available if the Options are exercised using Common Stock.

  If Messrs. Goldstein and Nakasone exercise their Options using Common Stock, they would (i) recognize ordinary income when they receive the Profit Shares in an amount equal to the market price of such shares on the delivery date, and
(ii) not recognize income when they receive the Purchase Shares (i.e., upon exercise) because the Purchase Shares represent the Common Stock used to exercise the Option.

  If Messrs. Goldstein and Nakasone exercise their Options prior to May 17, 2000 using cash, they would (i) recognize ordinary income when they receive the Profit Shares in an amount equal to the difference between the option price and the market price on the delivery date, and (ii) recognize ordinary income when they receive the Purchase Shares in an amount equal to the difference between the option price and the market price on the delivery date. Finally, if Messrs. Goldstein and Nakasone exercise their Options on or after May 17, 2000 using cash, they would recognize ordinary income in an amount equal to the difference between the option price and the market price on the exercise date.

  In all cases, the Company would be entitled to a deduction at the time Messrs. Goldstein and Nakasone recognize income in an amount equal to such income.

VOTE REQUIRED

  Stockholder approval is required as a condition to listing the shares on the New York Stock Exchange. Approval of the Option Agreement requires the affirmative vote of a majority of the votes cast at the meeting by the holders of the outstanding shares of Common Stock entitled to vote thereon who are present in person or by proxy. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO GRANT THE OPTIONS.

                  PROPOSAL TO AMEND THE COMPANY'S NON-EMPLOYEE
                          DIRECTORS' STOCK OPTION PLAN

GENERAL

  The following description of the Non-Employee Directors' Stock Option Plan (the "Directors Plan") and the proposed amendment thereto (the "Amendment") is a summary and is qualified in its entirety by reference to the Amended and Restated Directors' Plan (as proposed to be amended, the "Amended Plan"), which is attached hereto as Exhibit B.

  The Directors' Plan was originally adopted by the Board of Directors on September 19, 1990 and was approved by the Company's stockholders at the 1991 Annual Meeting of Stockholders. The Directors' Plan provides for the granting of options to purchase an aggregate of not more than 200,000 shares (subject to adjustment in certain circumstances) of Common Stock to members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). The Directors' Plan is designed to provide a means of giving existing and new Non-Employee Directors an increased opportunity to acquire an investment in the Company, thereby maintaining and strengthening their desire to remain with or join the Company's Board of Directors and stimulating their efforts on the Company's behalf.

  At the December 6, 1995, meeting of the Board of Directors, it was noted that the Company's total director compensation lagged behind that of comparable companies, and that some increase was necessary to continue to attract and retain outside directors. Consequently, the Board of Directors adopted the Amendment, subject to the approval of such adoption by the stockholders. The Amendment provides for: (a) upon the date of his or her election or appointment, the grant of an option to purchase 10,000 shares of Common Stock to each new Non-Employee Director who is elected or appointed as a director of the Company on or after December 6, 1995 (a "New Director"); (b) commencing on November 1, 1996, an annual grant of an option to purchase 2,500 shares of Common Stock to each Non-Employee Director; and (c) commencing on November 1, 1996, an additional annual grant of an option to purchase 1,000 shares of Common Stock to each Non-Employee Director who serves as a Chairperson of any of the Committees of the Board of Directors.

  If the Amendment is approved by the stockholders: (i) Norman S. Matthews, as a New Director, will have received, effective December 6, 1995, the option described in (a) above, having an exercise price of $23.44 per share, the market value of Common Stock on December 6, 1995; (ii) RoAnn Costin, if duly elected to the Board of Directors at the 1996 Annual Meeting of Stockholders, will receive, on June 5, 1996, the option described in (a) above, having an exercise price equal to the market value of the Common Stock on such date;
(iii) all Non-Employee Directors will receive, effective November 1, 1996, the option described in (b) above, having an exercise price equal to the market value of the Common Stock on such date; and (iv) Robert A. Bernhard, Shirley Strum Kenny, and Harold M. Wit, as Chairpersons of the Compensation Committee, the Nominating Committee and the Audit Committee, respectively, will each receive the option described in (c) above.

  Prior to the adoption of the Amendment, (i) new Non-Employee Directors received an option to purchase 5,000 shares of Common Stock; (ii) all Non-Employee Directors received an annual grant of an option to purchase 1,000 shares of Common Stock; and (iii) no additional options were granted to Non-Employee Directors who served as Committee Chairpersons.

  The remaining provisions of the Amended Plan are unchanged. The exercise price of options granted under the Amended Plan is 100% of the fair market value of such shares on the date of grant. One-fifth of the shares of Common Stock covered by an option becomes exercisable on a cumulative basis on each anniversary of the date of grant if the holder thereof has been a Non-Employee Director of the Company at all times since such date of grant; provided, however, that if the holder of an option ceases to be a Non-Employee Director prior to the date that an option is fully exercisable by reason of retirement, death or disability, in each case, if such holder has been a member of the Board of Directors for at least five years prior to the date of such cessation, all of the shares of Common Stock covered by the option will become immediately exercisable.

  The options will expire no later than 10 years from the date of grant and no options may be granted after September 19, 2000. Payment for shares of Common Stock purchased upon exercise of an option must be made in full upon exercise, in cash. Adjustments in the number of shares that may be issued and sold under the Amended Plan and in outstanding options will be made to reflect stock dividends, recapitalizations and similar events. Options are not transferable other than by will or the laws of descent and distribution.

  If a Non-Employee Director terminates his or her service on the Board of Directors for any reason (other than retirement, death or disability), any exercisable option that has not expired may be exercised at any time until the earlier of (i) the fifth anniversary of the date of termination and (ii) the date of expiration of such option with respect to the number of shares of Common Stock that were exercisable on the date the Non-Employee Director terminated his or her service with the Company; provided, however, that such option will terminate immediately if such former Non-Employee Director becomes a director, officer, agent or owner of a competitor of the Company.

  The Amended Plan is administered by the Board of Directors, which has the full and final authority to interpret the Amended Plan and to adopt and amend such rules and regulations for the administration of the Amended Plan as the Board may deem desirable. In addition, the Board of Directors has the right to amend, suspend or terminate the Amended Plan at any time; provided, however, that unless first duly approved by the holders of Common Stock entitled to vote thereon, no amendment or change may be made in the Amended Plan: (i) increasing the maximum number of shares for which options may be granted under the Amended Plan; (ii) increasing the number of shares subject to an option; (iii) reducing the purchase price previously specified for the shares subject to options; (iv) extending the period during which options may be granted or exercised under the Amended Plan; or (v) changing the class of persons eligible to receive options under the Amended Plan.

  The Amended Plan is not subject to any of the requirements of the Employee Retirement Income Security Act of 1974, as amended. The Amended Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Options granted or to be granted under the Amended Plan will be "non-qualified" stock options and are not intended to qualify as incentive stock options under Section 422 of the Code. An optionee will realize no income at the time he or she is granted a non-qualified stock option. Such conclusion is predicated on the assumption that, under existing Treasury Department regulations, a non-qualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a non-qualified stock option is exercised. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the option price. The optionee's holding period with respect to the shares acquired will begin on the date of exercise.

  The tax basis of stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either long-term or short-term capital gain or loss, depending on the optionee's holding period for the stock disposed by the optionee.

  The Company will be entitled, subject to the usual rules as to reasonableness of compensation, to a deduction for Federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option. The deduction will be allowed for the taxable year of the Company in which or with which ends the taxable year of the optionee in which such ordinary income is recognized.

VOTE REQUIRED

  Approval of the Amendment requires the affirmative vote of a majority of the votes cast at the meeting by the holders of the outstanding shares of Common Stock entitled to vote thereon who are present in person or by proxy. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO ADOPT THE AMENDMENT.

                            APPOINTMENT OF AUDITORS

  The Board of Directors of the Company has appointed and designated Ernst & Young LLP, independent auditors, New York, New York, to audit the consolidated financial statements of the Company for the fiscal year ending February 1, 1997.

  Representatives of Ernst & Young LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Proposals of stockholders to be presented at the annual meeting to be held in 1997 must be received for inclusion in the Company's proxy statement and form of proxy by December 27, 1996.

                                          By order of the Board of Directors

                                          Andre Weiss
                                          Secretary

April 19, 1996

                                                                       EXHIBIT A

                               TOYS "R" US, INC.

                        STOCK OPTION AGREEMENT AND PLAN

  STOCK OPTION AGREEMENT AND PLAN, dated as of May 17, 1995, between TOYS "R" US, INC., a Delaware corporation (the "Company"), and Michael Goldstein and Robert Nakasone (each, an "Employee").

                              W I T N E S S E T H:

  WHEREAS, the Board of Directors of the Company (the "Board") and the Management Compensation and Stock Option Committee (the "Committee") have determined that Employee has made innumerable valuable contributions to the Company during the Employee's years of service; and

  WHEREAS, the Board and the Committee desire to reward the Employee for outstanding contributions to the success of the Company and desire to provide additional motivation for the future and to induce the Employee to remain as a full-time employee with the Company; and

  WHEREAS, the Board and the Committee have determined to grant the Employee a non-qualified option as described in this Agreement (the "Option"), the exercisability of which shall be subject, among other things, to the approval of this Agreement by the stockholders of the Company; and

  WHEREAS, the Board and the Committee desire that the compensation arising from the exercise of the Option shall qualify as "performance-based compensation" for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended;

  NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the parties agree as follows:

  1. Definitions. Capitalized terms used herein without definition shall have the same meanings used in the Company's 1994 Stock Option and Performance Incentive Plan; provided that this Agreement is not being entered into and the Option is not being granted pursuant to such Plan.

  2. Option Grant. Subject to and under the terms and conditions set forth in this Agreement, the Employee is hereby granted the Option to purchase from the Company 270,000 shares of Common Stock at a purchase price of $25.44 per share (the "Shares").

  3. Exercisability of Option. The Option shall become exercisable in whole or in part commencing upon the approval by the stockholders of the Company and ending, except as provided in paragraph 8, May 16, 2005.

  4. Forfeiture Conditions. To the extent the Option is exercised prior to May 17, 2000, the number of Shares having an aggregate Market Price on the date of exercise in excess of the aggregate purchase price then paid to exercise the Option (the "Profit Shares") shall be issued to a grantor trust created by the Company and allocated to the Employee's account therein. Such Profit Shares, together with any property attributable thereto (including, without limitation, dividends and distributions thereon), shall be delivered to the Employee on the earlier of (a) May 17, 2000 if the Employee has been continuously employed by the Company through such date; (b) the Employee's termination of employment with the Company by reason of (i) death, (ii) Disability, or (iii) Retirement (as such terms are hereinafter defined); (c) a merger or consolidation of the Company with another corporation, or an acquisition of the property or stock of the Company by another corporation, or a separation, reorganization or liquidation of the Company, in each case only if so determined by a majority of the members of the Board who have served on the Board for at least two years prior to such event; or (d) a determination by the Committee, in its sole discretion, to make delivery on an earlier date, subject in each case to any election the Employee may have made to further defer the receipt of the Profit Shares pursuant to the Partnership Group Deferred Compensation Plan (the "Deferred Compensation Plan"). If the Option is exercised prior to May 17, 2000 and the Employee's employment with the Company is terminated prior to May 17, 2000 for any reason not described in the preceding clause (b), the Profit Shares, together with any property attributable thereto, shall be returned to the Company and forfeited by the Employee without any delivery or payment made to the Employee. Shares issuable upon exercise of the Option that are not Profit Shares shall be issued and delivered to the Employee.

  5. Payment of Purchase Price. Any exercise of the Option shall be pursuant to
(a) written notice to the Company accompanied by payment in full of the purchase price or (b) any other method of exercise from time to time permitted to be used by the Committee in the administration of the Company's stock option plans. The purchase price may be paid (i) in cash, (ii) by delivery to the Company of shares of the Company's Common Stock valued at the Market Price on the date of exercise (excluding shares acquired from the Company less than six months prior to such date pursuant to option exercises or payment of partnership units under the Management Incentive Compensation Plan), (iii) by delivery to the Company of shares of the Company's Common Stock valued at the Market Price on the date of exercise, which shares have been issued to a grantor trust created by the Company and allocated to the Employee's account therein (excluding shares acquired from the Company less than six months prior to such date pursuant to option exercises or payment of partnership units under the Management Incentive Compensation Plan), or (iv) by a combination of cash and such stock. Shares of the Company's Common Stock that are owned jointly by the Employee or owned by the Employee's spouse may be delivered to the Company as the purchase price (or a portion thereof) as permitted by (ii) and (iv) above, provided that any joint owner of such stock (other than the Employee) or the Employee's spouse, as the case may be, consents in writing to such delivery for the exercise of the Option, to the restrictions set forth herein and to the Profit Shares being registered in the name of the Employee. Upon receipt of written notice of exercise and payment, the Company shall deliver to the Employee a certificate or certificates for such shares, subject to paragraph 4 hereof and any deferral election made by the Employee in accordance with the Deferred Compensation Plan. If shares are delivered as permitted by (iii) above, an equivalent number of shares shall be returned to the grantor trust referred to above, allocated to the Employee's account therein, and remain subject to the same conditions and restrictions as applied to the shares so delivered. It shall be a condition to the performance of the Company's obligation to issue or transfer Common Stock after exercise of this Option that the Employee pay, or make provision satisfactory to the Company for the payment of, any taxes which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon exercise.

  6. Stock Retention Features.

  (a) Restoration Options. To the extent (i) the purchase price of the Option or any Restoration Option related thereto (as hereinafter defined) is paid through the delivery of shares of Common Stock in accordance with paragraph 5 ("Payment Shares") and/or (ii) shares of Common Stock are paid or surrendered in satisfaction of any withholding taxes incurred in connection with the exercise of the Option or any related Restoration Option or later recognition of income relating to deferred income arising from such exercise and any amounts earned thereon ("Withholding Tax Shares"), the Employee shall be automatically granted, if then employed by the Company or any of its subsidiaries, non-qualified stock options ("Restoration Options") to purchase a number of shares of Common Stock equal to the sum of the Payment Shares and the Withholding Tax Shares; provided, however, that (i) the number of shares of Common Stock to be acquired upon such exercise shall be at least 1,000 (subject to adjustment at the discretion of the Committee), (ii) on the date of such exercise the aggregate Market Price of such Common Stock is at least 133% (subject to adjustment at the discretion of the Committee) of the aggregate purchase price paid for such Common Stock, and (iii) unless otherwise determined by the Committee in its sole discretion, the number of Restoration Options granted in connection with such later recognition of income shall in no event exceed the number of Withholding Tax Shares that would have been paid or surrendered if income had been recognized on the date of exercise. The purchase price per share of the Restoration Option shall be the Market Price of the Common Stock on the date the Restoration Option is granted, and the Restoration Option shall become exercisable six months after the date of grant if the Employee has been continuously employed through such date. The Restoration Option shall have a maximum term equal to the remaining term of the Option, measured from the date on which the Option was exercised but subject to the same post-employment termination provisions of the Option described in paragraph 8. Any Restoration Option granted in connection with the exercise of a Restoration Option shall have a maximum term equal to the remaining term of the prior Restoration Option, measured from the date on which the prior Restoration Option was exercised but subject to the same post-employment termination provisions of the Option described in paragraph 8. In determining the maximum term of Restoration Options granted on different dates in connection with the later recognition of income relating to deferred income arising from option exercises and any amounts earned thereon, the limitation on Restoration Options described in clause (iii) shall be applied on a first-in first-out basis unless otherwise determined by the Committee in its sole discretion. Any Profit Shares arising from the exercise of a Restoration Option prior to May 17, 2000 shall be subject to the same forfeiture conditions described in paragraph 4.

  (b) Penalties for Premature Transfers. If the Employee sells, transfers, assigns or otherwise disposes of shares of Common Stock acquired upon exercise of the Option or any Restoration Option, in either case in excess of the number of shares of Common Stock underlying any Restoration Option granted in connection with such exercise during the two-year period following such exercise (or such lesser period as corresponds with the remaining term of the Restoration Option), the Committee may, in its discretion, preclude the Employee from payment of the purchase price of any options held by the Employee other than by delivery of cash and/or take any other action with respect to the Employee's compensation (including, without limitation, the future grant of options) as it deems appropriate; provided, however, that this provision shall not proscribe transfers by will or the laws of descent and distribution, or the delivery of Common Stock in payment of the exercise price of any options held by the Employee; provided further, however, that if any shares subject to this paragraph 6(b) are delivered in payment of the exercise price of options, in addition to the shares of Common Stock otherwise subject to this paragraph 6(b), an equivalent number of shares issued shall remain subject to this paragraph 6(b). Nothing in this paragraph 6(b) shall be construed to modify the forfeiture conditions described in paragraph 4. The Employee agrees that any action taken by the Committee hereunder shall not constitute any breach of any obligation or duty owed by the Company to the Employee. Notwithstanding the foregoing, the Employee may waive the grant of a Restoration Option by filing a written waiver with the Company within ten days following the date of such grant, in which case the two-year restrictions described above shall not apply with respect to any shares issued in connection with the exercise of an option as to which a Restoration Option has been waived.

  7. Nontransferability of Option. The Option shall not be assignable or transferable by the Employee except by will or by the laws of descent and distribution, unless the prior written consent of the Committee is given. During the life of the Employee, the Option shall be exercisable by the Employee only.

  8. Termination of Employment. Unless otherwise determined by the Committee in its sole discretion, the Option shall terminate after 30 days following termination of employment of the Employee with the Company or a subsidiary, unless such termination of employment occurs by reason of (i) Disability, (ii) Retirement, or (iii) death. The Option shall not be affected by any change of employment as long as the Employee continues to be employed by either the Company or a subsidiary. Nothing in this Agreement shall confer on the Employee any right to continue in the employ of the Company or any subsidiary or interfere in any way with the right of the Company or any subsidiary to terminate employment of the Employee at any time.

  (a) Disability. In the event of the Disability of the Employee, whether or not the Option is otherwise exercisable on the date of Disability, the Option shall be exercisable in full at any time on or prior to May 16, 2005, at which time the Option shall terminate. "Disability" shall mean any termination of employment with the Company or a subsidiary because of a long-term or total disability, as determined by the Committee in its sole discretion. The decision of the Committee shall be final and conclusive.

  (b) Retirement. In the event of the Retirement of the Employee, whether or not the Option is otherwise exercisable on the date of Retirement, the Option shall be exercisable in full at any time on or prior to May 16, 2005, at which time the Option shall terminate. "Retirement" shall mean a termination of employment with the Company or a subsidiary either (i) on a voluntary basis by an Employee who is at least 60 years of age and has at least 15 years of service with the Company or a subsidiary or (ii) otherwise with the written consent of the Committee in its sole discretion. The decision of the Committee shall be final and conclusive.

  (c) Death. In the event of the death of the Employee while employed by the Company or any subsidiary, if such death occurs before the Option is exercised, the Option, whether or not otherwise exercisable on the date of death, shall be exercisable in full by the beneficiary designated by the Employee for such purpose (the "Designated Beneficiary") or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the Employee, by the Employee's personal representatives, heirs or legatees at any time within three (3) years from the date of death, at which time the Option shall terminate. In the event of the death of the Employee following a termination of employment due to Retirement or Disability, if such death occurs before the Option is exercised, the Option, whether or not otherwise exercisable on such date, shall be exercisable in full by the Employee's Designated Beneficiary, or if no Designated Beneficiary shall be appointed or if the Designated Beneficiary shall predecease the Employee, by the Employee's personal representatives, heirs or legatees to the same extent the Option would have been exercisable by the Employee following such termination of employment.

  (d) Cause. The Committee may, in its sole discretion, cause the Option to be forfeited upon the Employee's termination of employment if the Employee was terminated for one (or more) of the following reasons: (i) the Employee's conviction, or plea of guilty or nolo contendere to the commission of a felony,
(ii) the Employee's commission of any fraud, misappropriation or misconduct which causes demonstrable injury to the Company or a subsidiary, (iii) an act of dishonesty by the Employee resulting or intended to result, directly or indirectly, in gain or personal enrichment at the expense of the Company or a subsidiary, (iv) any breach of the Employee's fiduciary duties to the Company as an employee or officer, or (v) a violation by the Employee of the Toys "R" Us Ethics Agreement or any other serious violation of a Company policy. It shall be within the sole discretion of the Committee to determine whether the Employee's termination was for one of the foregoing reasons, and the decision of the Committee shall be final and conclusive.

  9. No Rights as Stockholder. Except as set forth in paragraph 4, the Employee shall have no rights as a stockholder with respect to any shares issuable upon exercise of the Option until the date a stock certificate is issued to the Employee for such shares. Except as otherwise expressly provided in this Agreement, no adjustment shall be made for cash dividends or rights for which the record date is prior to the date such stock certificate is issued.

  10. Antidilution Adjustments. In the event that dividends payable in Common Stock during any fiscal year of the Company exceed in the aggregate 10% of the Common Stock issued and outstanding at the beginning of the year, or in the event there is during any fiscal year of the Company one or more splits, subdivisions, or combinations of shares of Common Stock resulting in an increase or decrease by more than 10% of the shares outstanding at the beginning of the year, the number of shares deliverable upon the exercise thereafter of the Option shall be increased or decreased proportionately, as the case may be, without change in the aggregate purchase price. Common Stock dividends, splits, subdivisions or combinations during any fiscal year which do not exceed in the aggregate 10% of the Common Stock issued and outstanding at the beginning of such year shall be ignored for purposes of this Agreement. All adjustments for any fiscal year shall be made as of the last day of such year.

  11. Mergers and Reorganizations. In case the Company is merged or consolidated with another corporation, or in case the property or stock of the Company is acquired by another corporation, or in case of a separation, reorganization or liquidation of the Company, the Board of Directors of the Company, or the board of directors of any corporation assuming the obligations of the Company hereunder, shall either (i) make appropriate provisions for the protection of the Option by the substitution on an equitable basis of appropriate stock of the Company, or appropriate stock of the merged, consolidated, or otherwise reorganized corporation, provided only that the excess of the aggregate Market Price of the shares subject to the Option immediately after such substitution over the purchase price thereof is not less than the excess of the aggregate Market Price of the shares subject to the Option immediately before such substitution over the purchase price thereof, or
(ii) give written notice to the Employee that the Option must be exercised within 60 days of the date of such notice or the Option will be terminated. In any such case the Board of Directors may, in its discretion, waive the applicable waiting period before the Option becomes exercisable.

  12. Regulatory Approvals. The Option shall be subject to the requirement that, if at any time the Board of Directors shall determine, in its discretion, that the listing, registration or qualification of the shares issuable upon exercise of the Option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the granting of the Option or the issue, transfer, or purchase of shares under the Option, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board of Directors.

  13. Investment Representation. Upon exercise of the Option, the Employee will acquire the Shares for his account and not with a view to the distribution thereof, and he will not sell or otherwise dispose of the Shares unless the Shares are registered under the Securities Act of 1933, as amended (the "Act"), or he shall furnish the Company with an opinion of counsel reasonably satisfactory to the Company that such registration is not required, and a legend to such effect may be placed on the certificate for the Shares.

  14. Registration Rights.

  (a) On or before January 1, 1997, the Company at its sole cost and expense, shall prepare and file a registration statement under the Act on Form S-3 including therein all of the Shares underlying the Option, and will use its best efforts to cause the registration statement to become effective, and to remain effective for such period of time as may be legally required to permit a so-called "shelf-registration" of the Shares under the Act pursuant to Rule 415 (or such other similar rule in effect from time to time); provided, however, that the Company shall have no liability to the Employee in the event it is no longer eligible or fails to meet the requirements for continued use of Form S-3 (or any form adopted in lieu thereof) or Rule 415 (or successor rule).

  (b) In the event that the Company no longer qualifies for use of a Form S-3 registration statement, the Company agrees that at the written request of the Employee, it shall, one time, at its sole cost and expense, and for one additional time, at the Employee's cost and expense (or shared expense with any other stockholder whose stock is included therein), prepare and file a registration statement under the Act including the Shares underlying the Option, and will use its best efforts to cause the registration statement to become effective and to remain effective until any offering of the Shares is completed; provided, however, that the Company shall not be required to file any such registration statement or to maintain its effectiveness if the Company is unable to furnish at no additional cost to it financial statements otherwise available in the ordinary course of its business, and in such event the Company may delay filing the registration statement or causing it to remain effective until such time as such financial statements are available.

  (c) The Company may include in any registration statement filed herein additional shares of Common Stock or other securities of the Company owned by other stockholders of the Company; provided, however, that if such additional shares or securities are included in a registration statement for which the Employee is required to pay the costs thereof pursuant to subparagraph (b) above, the Employee shall be required to pay only his pro-rata costs of the registration statement.

  (d) If the offering pursuant to any registration statement provided for herein is made through underwriters, the Company agrees to enter into an underwriting agreement in customary form with such underwriters in which the Company and the underwriters and each person who controls such underwriters and each person within the meaning of the Act grant to each other customary reciprocal indemnitees against liabilities under the Act.

  (e) The Employee hereby agrees to indemnify the Company against liability arising out of or based upon any untrue statement or alleged untrue statement of a material fact in any registration statement provided for herein, or the omission or alleged omission to state in such registration statement any material fact required to be stated therein or necessary in order to make the statements therein not misleading, if such statement or omission was made by the Company in reliance upon and in conformity with information furnished for use in such registration statement by or on behalf of the Employee.

  (f) The Company hereby agrees to indemnify the Employee against liability arising out of or based upon any untrue statement or alleged untrue statement of a material fact in any registration statement provided for herein, or the omission or alleged omission to state in such registration statement any material fact required to be stated therein or necessary in order to make the statements therein not misleading, other than any such statement or omission included in such registration statement by the Company in reliance upon and in conformity with information furnished for use in such registration statement by or on behalf of the Employee.

  (g) The Company shall not be required to register any Shares pursuant to this paragraph 14, or maintain the effectiveness thereof, if in the reasonable opinion of counsel to the Company (and, if the Employee requests, concurred in by his counsel), the Employee may sell the number of Shares he desires to sell at such time without registration of such Shares under the Act.

  (h) The Employee agrees that if requested by the Company he will, at any time and from time to time, delay the sale of any of the Shares for a period of up to 90 days to permit the Company to make a public offering of any of its securities.

  15. Liability; Indemnification. No member of the Committee, nor any person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to this Agreement, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and Bylaws, as amended from time to time, or under any agreement between any such member and the Company.

  16. Severability. In the event that any provision of this Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

  17. Governing Law. To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the laws of the State of New York.

  18. Interpretation. The interpretation and decision with regard to any question arising under this Agreement or with respect to the Option made by the Committee shall be final and conclusive on the Employee.

  19. Notices. All notices hereunder shall be sufficiently made if personally delivered to the Employee or sent by regular mail addressed (a) to the Employee at the Employee's address as set forth in the books and records of the Company or any subsidiary, or (b) to the Company or the Committee at the principal office of the Company clearly marked "Attention: Management Compensation and Stock Option Committee."

  20. Successors. This Agreement shall be binding upon the Company and its successors and assigns.

  IN WITNESS WHEREOF, this Agreement has been executed by the Company by one of its duly authorized officers as of the date specified above.

                                          TOYS "R" US, INC.

                                          By:
                                             -------------------------
                                          Title:
                                                ----------------------

  I hereby acknowledge receipt of the Option and agree to the provisions set forth in this Agreement.

                                          -------------------------------------
                                                  Signature of Employee

                                          -------------------------------------
                                                  Signature of Employee

                                                                      EXHIBIT B

                                TOYS "R" US, INC.

                       AMENDED AND RESTATED NON-EMPLOYEE
                         DIRECTORS' STOCK OPTION PLAN

  The bold and underlined language is part of the Amendment, and was not part of the original Directors' Plan.

1. PURPOSE

  The purpose of the Toys "R" Us, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") is to secure for Toys "R" Us, Inc. (the "Corporation") and its stockholders the benefits of the incentive inherent in increased ownership of common stock, par value $.10 per share (the "Common Stock"), of the Corporation by the members of the Board of Directors (the "Board") of the Corporation who are not employees of the Corporation or any of its subsidiaries ("Non-Employee Directors"). It is expected that such ownership will provide such Non-Employee Directors with a more direct stake in the future welfare of the Corporation and encourage them to remain directors of the Corporation. It is also expected that the Plan will encourage qualified persons to become directors of the Corporation.

2. ADMINISTRATION

  The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options," which term shall include the September 19, 1990 Options (as hereinafter defined)). Subject to the provisions of the Plan, the Board shall have the power to construe the Plan, to determine all questions arising thereunder, and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decision of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or the Secretary or any other officer of the Corporation to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

3. AMOUNT OF STOCK

  The stock which may be issued and sold under the Plan shall not exceed 200,000 shares of Common Stock, subject to adjustment as provided in Section
8. The Common Stock to be issued may be either authorized and unissued shares or issued shares acquired by the Corporation. If Options granted under the Plan terminate or expire without being exercised in whole or in part, new Options may be granted covering the shares not purchased under such lapsed Options.

4. ELIGIBILITY

  Each Non-Employee Director shall be eligible to receive an Option in accordance with Section 5. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the terms and conditions set forth in Sections 5, 6 and 7.

5. GRANT OF OPTIONS

  (a) Each Non-Employee Director as of September 19, 1990 shall receive an Option (a "September 19, 1990 Option") to purchase for 10 years 5,000 shares of Common Stock, subject to adjustment as provided in Section 8.

  (b) Each new Non-Employee Director (who is not a recipient of a September 19, 1990 Option), upon the date of his or her election or appointment as a director of the Corporation, shall receive an Option to purchase for 10 years 5,000 shares of Common Stock, subject to adjustment as provided in Section 8; PROVIDED, HOWEVER, THAT EACH NEW NON-EMPLOYEE DIRECTOR, UPON THE DATE OF HIS OR HER ELECTION OR APPOINTMENT AS A DIRECTOR OF THE CORPORATION, IF SUCH ELECTION OR APPOINTMENT OCCURS ON OR AFTER DECEMBER 6, 1995, SHALL, IN LIEU OF THE FOREGOING, RECEIVE AN OPTION TO PURCHASE FOR 10 YEARS 10,000 SHARES OF COMMON STOCK, SUBJECT TO ADJUSTMENT AS PROVIDED IN SECTION 8.

  (c) Each year on November 1, commencing on November 1, 1991, each Non-Employee Director shall automatically receive an Option to purchase for 10 years 1,000 shares of Common Stock, subject to adjustment as provided in
Section 8; PROVIDED, HOWEVER, THAT, IN LIEU OF THE FOREGOING, EACH YEAR ON NOVEMBER 1, COMMENCING ON NOVEMBER 1, 1996, EACH NON-EMPLOYEE DIRECTOR SHALL AUTOMATICALLY RECEIVE AN OPTION TO PURCHASE FOR 10 YEARS 2,500 SHARES OF COMMON STOCK, SUBJECT TO ADJUSTMENT AS PROVIDED IN SECTION 8.

  (D) EACH YEAR ON NOVEMBER 1, COMMENCING ON NOVEMBER 1, 1996, EACH NON-EMPLOYEE DIRECTOR WHO SERVES AS THE CHAIRPERSON TO ANY OF THE COMMITTEES OF THE BOARD OF DIRECTORS SHALL AUTOMATICALLY RECEIVE AN OPTION TO PURCHASE FOR 10 YEARS 1,000 SHARES OF COMMON STOCK FOR EACH SUCH COMMITTEE, SUBJECT TO ADJUSTMENT AS PROVIDED IN SECTION 8.

6. EXERCISE PRICE

  The Option exercise price per share shall be 100% of the fair market value of a share of Common Stock, subject to adjustment as provided in Section 8. As used herein, fair market value shall be the average of the high and low prices of the Common Stock on the date of determination (if the Common Stock is then traded on a national securities exchange or in the NASDAQ National Market System) or, if not so traded, the average of the closing bid and asked prices thereof on such day or, if the Common Stock is not traded on the date of determination, on the last preceding date on which the Common Stock is traded.

7. TERMINATION OF OPTIONS AND LIMITATIONS ON EXERCISE

  (a) No Option shall be exercisable until and unless the Plan is approved by the Corporation's stockholders at the Corporation's 1991 Annual Meeting of Stockholders, and, unless the Plan is so approved, all Options will terminate and be of no further force or effect on the earlier to occur of (i) the day after the Corporation's 1991 Annual Meeting of Stockholders and (ii) December 31, 1991; PROVIDED, HOWEVER, THAT NO OPTIONS GRANTED IN EXCESS OF THE NUMBER OF OPTIONS AUTHORIZED FOR GRANT UNDER THE PLAN AS IN EFFECT PRIOR TO DECEMBER 6, 1995 SHALL BE EXERCISABLE UNTIL AND UNLESS THE AMENDMENT TO THE PLAN (THE "AMENDMENT"), DATED AS OF DECEMBER 6, 1995, IS APPROVED BY THE CORPORATION'S STOCKHOLDERS AT THE CORPORATION'S 1996 ANNUAL MEETING OF STOCKHOLDERS, AND, UNLESS THE AMENDMENT IS SO APPROVED, ALL SUCH EXCESS OPTIONS WILL TERMINATE AND BE OF NO FURTHER FORCE OR EFFECT ON THE EARLIER TO OCCUR OF (I) THE DAY AFTER THE CORPORATION'S 1996 ANNUAL MEETING OF STOCKHOLDERS AND (II) DECEMBER 31, 1996.

  (b) One-fifth of the total number of shares of Common Stock covered by an Option shall become exercisable on a cumulative basis on each anniversary of the date of grant if the holder thereof has been a Non-Employee Director of the Corporation at all times since such date of grant; provided, however, that if the holder of an Option ceases to be a Non-Employee Director prior to the date that an Option is fully exercisable by reason of (i) retirement after reaching age 60 at least six months after the date of grant (ii) death or (iii) disability, in each case, if he has been a member of the Board for at least five years prior to the date of such cessation (even if such cessation occurs prior to the approval of the Plan by the Company's stockholders and subject to the subsequent approval of stockholders), all of the shares of Common Stock covered by the Option will become immediately exercisable.

  (c) Subject to Section 7(d), if a person shall cease to be a Non-Employee Director for any reason while holding an Option that has not expired and has not been fully exercised:

    (i) such person, or in the case of his death or adjudication of incompetency, his executors, administrators, distributees, guardian or legal representative, as the case may be, may, at any time until the earlier to occur of the (y) fifth anniversary of the date of cessation and
  (z) the termination of such Option pursuant to Section 7(e)(i), exercise the Option with respect to any shares of Common Stock as to which it was exercisable pursuant to Section 7(b) on the date the person ceased to be such a Non-Employee Director; and

    (ii) the Option will thereupon terminate as to the number of shares of Common Stock which are not exercisable pursuant to Section 7(b) on the date of such cessation.

  (d) If a person shall cease to be a Non-Employee Director for any reason while holding an Option that has not expired and has not been fully exercised, such Option will terminate immediately if the holder thereof Participates in any business which is engaged, directly or indirectly (through subsidiaries, joint ventures or other entities), in the retail sales of toys or children's clothing on a large scale or which derived (on a combined or pro forma basis, if applicable) more than 10 percent of its revenues from the retail sale of toys or children's clothing during the most recent fiscal year of such business. For purposes of this Section 7(d) the term "Participate In" shall mean: "directly or indirectly, for his own benefit or for, with or through any other person, firm or corporation, owns, manages, operates, controls, loans money to or participates in the ownership, management, operation or control of, or is connected as a director, officer, employee, partner, consultant, agent, independent contractor or otherwise with, or acquiesces in the use of his name in." Notwithstanding the foregoing, however, the provisions of this Section 7(d) will not be deemed breached merely because the Option holder owns not more than one percent of the outstanding common stock of a corporation, if at the time of its acquisition by the Option holder, such stock is listed on a national securities exchange, is reported on NASDAQ or is regularly traded in the over-the-counter market by a member of a national securities exchange.

  (e) No Option or any part of an Option shall be exercisable:

    (i) after the expiration of 10 years from the date the Option was granted; and

    (ii) unless written notice of the exercise is delivered to the Corporation specifying the number of shares to be purchased, and payment in full by check or bank draft is made for the shares of Common Stock being acquired thereunder at the time of exercise.

  (f) An Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution and shall be exercisable during his lifetime only by him or his guardian or legal representative.

  (g) For purposes of this Section 7, disability shall have the meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

8. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

  (a) If the outstanding Common Stock is hereafter changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination, exchange of shares, or the like, or dividends payable in shares of the Common Stock, an appropriate adjustment shall be made by the Board in the aggregate number of shares available under the Plan, in the number of shares subject to Options to be granted thereafter pursuant to Sections 5(a), 5(b), 5(c) AND 5(D), and in the number of shares and price per share subject to outstanding Options. If the Corporation shall be reorganized, consolidated or merged with another corporation, or if all or substantially all of the assets of the Corporation shall be sold or exchanged, the holder of an Option shall, after the occurrence of such a corporate event, be entitled to receive upon the exercise of his Option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the happening of any such corporate event as if he had exercised such Option and had been, immediately prior to such event, the holder of the number of shares covered by such Option.

  (b) Any adjustment in the number of shares shall apply proportionately to only the unexercised portion of any Option granted hereunder. If fractions of a share would result from any such adjustment, the adjustment shall be revised to the next higher whole number of shares.

9. MISCELLANEOUS PROVISIONS

  (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Corporation.

  (b) The Corporation shall not be obligated to deliver any shares of Common Stock hereunder until they have been listed on each securities exchange on which the Common Stock may then be listed, or until there has been qualification under or compliance with such state or federal laws, rules or regulations as the Corporation may deem applicable.

  (c) It shall be a condition to the obligation of the Corporation to issue shares of Common Stock upon exercise of an Option, that the optionee (or any person entitled to act under Sections 7(c) and 7(f)) pay to the Corporation, upon its demand, such amount, if any, as may be requested by the Corporation for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Corporation may refuse to issue shares of Common Stock.

  (d) The expenses of the Plan shall be borne by the Corporation.

  (e) If an Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee or by the guardian or legal representative of an optionee, the Corporation shall be under no obligation to issue stock thereunder unless and until the Corporation is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the optionee or of the deceased optionee's estate or the proper legatees or distributees of such estate.

10. AMENDMENT OR DISCONTINUANCE

  The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable including, but not limited to amendments necessary to qualify for any exemption or to comply with applicable law or regulations; provided, however, that the Plan shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, or the regulations thereunder, or the Employee Retirement Income Security Act of 1974, as amended, or the regulations thereunder; and provided, further, that except as provided in Section 8, the Board may not, without further approval by the stockholders of the Corporation, increase the maximum number of shares of Common Stock as to which Options may be granted under the Plan, increase the number of shares subject to an Option, reduce the minimum Option exercise price described in Section 6, extend the period during which Options may be granted or exercised under the Plan or change the class of persons eligible to receive Options under the Plan. No amendment of the Plan shall materially and adversely affect any right of any optionee with respect to any Option theretofore granted without such optionee's written consent.

11. TERMINATION

  The Plan shall terminate upon the earliest to occur of (a) the adoption of a resolution of the Board terminating the Plan, (b) September 19, 2000 and (c) December 31, 1991 if the Plan has not been approved by the Corporation's stockholders at the Corporation's 1991 Annual Meeting of Stockholders.

12. EFFECTIVE DATE OF PLAN

  The Plan shall become effective as of September 19, 1990, provided that the Corporation's stockholders shall have approved the Plan at the Corporation's 1991 Annual Meeting of Stockholders.

                           [LOGO OF TOYS "R" US(R)]
                                 461 FROM ROAD
                           PARAMUS, NEW JERSEY 07652

[LOGO] PRINTED ON
       RECYCLED PAPER

This page consists of an admission ticket to the Annual Meeting and a map with directions to the Long Island Marriott Hotel.

[FRONT SIDE OF PROXY CARD]

                               TOYS "R" US, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 5, 1996


          The undersigned hereby appoints MICHAEL GOLDSTEIN and ROBERT C. NAKASONE, jointly and severally, proxies, with power of substitution, to vote at the Annual Meeting of Stockholders of TOYS "R" US, INC. to be held June 5,
1996 (including adjournments), with all the powers the undersigned would possess if personally present, as specified on the reverse side with respect to the election of directors (including discretionary authority to accumulate votes) and the other matters to be considered, and in accordance with their discretion on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

Election of Directors. Nominees:

Robert A. Bernhard, RoAnn Costin, Michael Goldstein, Milton S. Gould, Shirley Strum Kenny, Charles Lazarus, Norman S. Matthews, Howard W. Moore, Robert C. Nakasone and Harold M. Wit.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN
ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. IN EITHER EVENT PLEASE SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                         SIDE

[REVERSE SIDE OF PROXY CARD]



[X]     Please mark your votes
        as in this example.

The Board of Directors Recommends a Vote "FOR" Proposals 1, 2 and 3.

1.      Election of Directors                     FOR   WITHHELD
        (see reverse).                            [_]      [_]

        For, except vote withheld from the following nominee(s):


        --------------------------------------------------------------

2.      Proposal to Approve the 1995 Grant of     FOR   AGAINST   ABSTAIN
        Options to Each of Michael Goldstein      [_]     [_]       [_]
        and Robert C. Nakasone Under a New
        Stock Option Agreement and Plan.

3.      Proposal to Amend the Company's           FOR   AGAINST   ABSTAIN
        Non-Employee Directors' Stock Option      [_]     [_]       [_]
        Plan.

4. In their discretion upon such other business as may properly be brought before the meeting.

If this proxy is properly executed and returned, the shares represented hereby will be voted, if not otherwise specified (or unless discretionary authority to accumulate votes is exercised), this proxy will be voted for the named persons nominated as directors and for proposals (2) and (3).

Please date and sign below exactly as name appears on this proxy. Executors, administrators, trustees, etc. should give full title. If shares are held jointly, each holder should sign.

Date __________________


_______________________________
Signatures


_______________________________
Signatures